Pennsylvania Manufacturers Corporation
                                  Exhibit 11.1
                        Computation of Per Share Earnings
                                   (Unaudited)


(In thousands, except per share data)                        Years ended December 31,
                                                        1996            1995           1994
                                                    ------------    ------------   ------------
Primary:

Weighted average shares outstanding                   23,800,791      23,815,871     23,808,847
Net effect of dilutive stock options - based
 on the treasury stock method using average
 market price                                               --           893,160        841,894
                                                    ------------    ------------   ------------
Total primary common shares                           23,800,791      24,709,031     24,650,751
                                                    ============    ============   ============
Net (loss) income                                   $   (135,334)   $     24,130   $     57,250
                                                    ============    ============   ============
Net (loss) income per common and equivalent share   $      (5.68)   $       0.98   $       2.32
                                                    ============    ============   ============
Fully diluted:

Weighted average shares outstanding                   23,800,791      23,815,871     23,808,847
Net effect of dilutive stock options - based
 on the treasury stock method using average
 market price or end of period market price                 --         1,118,708        841,894
                                                    ------------    ------------   ------------
Total fully diluted common shares                     23,800,791      24,934,579     24,650,741
                                                    ============    ============   ============
Net (loss) income                                   $   (135,334)   $     24,130   $     57,250
                                                    ============    ============   ============
Net (loss) income per common and equivalent share   $      (5.68)   $       0.97   $       2.32
                                                    ============    ============   ============
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